Exhibit 4(a)

LEGACY VULCAN, LLC (as successor by merger to Legacy Vulcan Corp.)

and

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

SUPPLEMENTAL INDENTURE No. 2

Dated as of June 30, 2015

to

INDENTURE

Dated as of May 1, 1991

This SUPPLEMENTAL INDENTURE NO. 2 is dated as of June 30, 2015 (this “Supplemental Indenture”), between Legacy Vulcan, LLC (as successor by merger to Legacy Vulcan Corp. (“Existing Company”), formerly known as Vulcan Materials Company), a limited liability company duly organized and existing under the laws of the State of Delaware, having its principal office at 1200 Urban Center Drive, Birmingham, Alabama 35242 (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as successor trustee (together with its successors in trust, the “Trustee”) under the Indenture (as hereinafter defined).

WHEREAS, Existing Company and Trustee (as successor to Morgan Guaranty Trust Company of New York and The Bank of New York) are parties to an Indenture, dated as of May 1, 1991 (as heretofore supplemented, the “Indenture”), which provided for the issuance of the Existing Company’s notes or other evidences of indebtedness, to be issued in one or more series, including without limitation the $6 million 8.85% medium term notes due 2021.

WHEREAS, the Existing Company and the Trustee entered into that certain Supplemental Indenture No. 1 dated as of November 16, 2007;

WHEREAS, immediately prior to the execution of this Supplemental Indenture Existing Company merged into the Company (which is a wholly-owned subsidiary of Existing Company’s parent), with the Company being the survivor of such merger (the “Merger”);

WHEREAS, Section 801 of the Indenture requires that, in order for Existing Company to merge with the Company, the Company must expressly assume, by a supplemental indenture executed and delivered to the Trustee, the obligations of Existing Company for the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of Existing Company to be performed or observed (collectively, the “Existing Company Obligations”);

WHEREAS, Section 801 of the Indenture expressly permits the merger of Existing Company into “a corporation, partnership or trust” but does not expressly include a limited liability company;

WHEREAS, Section 901(9) of the Indenture allows the Trustee, without the consent of any Holders, to enter into supplemental indentures in order to “cure any ambiguity” in the Indenture so long as such supplemental indentures do not “adversely affect the interests of the Holders of Securities of any series in any material respect”;

WHEREAS, in order to permit the merger of Existing Company into Company, Existing Company has requested that Trustee enter into this Supplemental Indenture with Company pursuant to Section 901(9) of the Indenture to cure the ambiguity in Section 801;

WHEREAS, the amendments herein do not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, Company desires to assume the Existing Company Obligations pursuant to this Indenture and become the “Company” as defined in the Indenture;

WHEREAS, the Board of Directors of the Existing Company and the Managers of Company have duly adopted resolutions, and through such resolutions have duly authorized (i) this Suppmental Indenture, (ii) the Merger and (iii) the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect transactions;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Sections 801 and Section 901(9) of the Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, when executed by the Company and the Trustee, and legally binding, have been performed, and the execution and delivery of this Supplemental Indenture by the Company have been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises contained herein, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE One DEFINITIONS
Definition of Terms

.

Unless the context otherwise requires:

(a) each other term defined in the Indenture has the same meaning when used in this Supplemental Indenture;
(b) the singular includes the plural and vice versa; and
(c) headings are for convenience of reference only and do not affect interpretation.
ARTICLE Two MERGER
Merger

.

Company hereby assumes the Existing Company Obligations and agrees to become the “Company” under and as defined in the Indenture.

Merger Deliverables

.

In connection with the Merger and this Supplemental Indenture, Trustee acknowledges and agrees that Company has delivered an Officers’ Certificate and Opinion of Counsel meeting the requirements of Sections 102, 801 and 903 of the Indenture.

ARTICLE Three MISCELLANEOUS

Section 301.  On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form part of the Indenture for all purposes, and the Holder of every Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

Section 302.This Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this Supplemental Indenture have been delivered by each party hereto to the other party thereto.

Section 303.All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Securities shall remain in full force and effect.

Section 304.In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 305.The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

Section 306.The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity and sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

Section 307.In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 308.All covenants and agreements in this Supplemental Indenture by the Company and the Trustee shall bind their respective successors and assigns. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture.

Section 309.This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 310.The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Supplemental Indenture.  In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Supplemental Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing.  If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

LEGACY VULCAN, LLC (as successor by merger to Legacy Vulcan Corp.)

By:/s/ C. Wes Burton, Jr.

Name: C. Wes Burton, Jr.

Title:Vice President and Treasurer

The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:/s/ Teresa Petta

Name: Teresa Petta

Title:Vice President

Signature page to Supplemental Indenture